Exhibit (12)
                          GOODWIN, PROCTER & HOAR LLP

                               COUNSELLORS AT LAW
                                 EXCHANGE PLACE
                        BOSTON, MASSACHUSETTS 02109-2881


                                                        TELEPHONE (617) 570-1000
                                                       TELECOPIER (617) 227-8591



                                 March 14, 1997


State Street Research Financial Trust
State Street Research Portfolios, Inc.
One Financial Center
Boston, MA 02111-2690

Ladies and Gentlemen:

     We have acted as counsel to State Street Research Financial Trust (the "Trust") and State Street Research Portfolios, Inc. (the "Company") in connection with the proposed acquisition of the assets of a series of the Company by a series of the Trust, pursuant to an Agreement and Plan of Reorganization and Liquidation (the "Plan") described in the prospectus and proxy statement relating to the Plan included as part of the Registration Statement on Form N-14 of the Trust as amended by Pre-Effective Amendment No. 1 filed February 28, 1997 and Pre-Effective Amendment No. 2 filed March 14, 1997 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. You have requested our opinion as to certain federal income tax consequences of the transactions contemplated by the Plan.

     In rendering this opinion, we have reviewed such documents and materials as we have considered necessary for the purpose of rendering this opinion. We have made inquiry as to the underlying facts which we considered to be relevant to the conclusions set forth in this letter. The opinions expressed in this letter are based upon certain factual statements relating to the Trust and the Company set forth in the Registration Statement and certain representations set forth below that have been confirmed to us in representation letters from the Trust and the Company dated as of the date hereof for our use in rendering the opinions set forth herein. Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Plan.

     The discussion and conclusions set forth below are based upon the Internal Revenue Code of 1986, as amended (the "Code"),1 the Treasury Regulations and existing administrative and judicial interpretations thereof, all of which are subject to change. No assurance can therefore be given that the federal income tax consequences described below will not be

------------------
  1  All section references contained herein are to the Code.



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                          GOODWIN, PROCTER & HOAR LLP


State Street Research Financial Trust
State Street Research Portfolios, Inc.
March 14, 1997
Page 2


altered in the future, including on or before the date of the Closing, and we do not assume responsibility to provide notice or advice to any person or entity regarding any such changes or altered tax consequences.

I. Background and Facts.
   ---------------------

     The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "Act"). The Trust consists of a number of separate portfolios of securities, including State Street Research Government Income Fund (the "Acquiring Fund"). The Trust is organized as a Massachusetts business trust. The Trust operates as a series company pursuant to Rule 18f-2 under the Act. The Acquiring Fund intends to acquire the assets of State Street Research International Fixed Income Fund (the "Acquired Fund"), a portfolio series of the Company. The Company, a Maryland corporation, is an open-end management investment company registered under the Act.

     The Acquired Fund owns securities which are of the character in which the Acquiring Fund is permitted to invest. The investment objective of the Acquired Fund is to achieve the highest possible return, consisting of income and realized and unrealized gains, consistent with prudent investment risk and preservation of capital, by investing primarily in high quality debt securities of non-U.S. issuers, which for these purposes are those issuers domiciled outside the United States. The investment objective of the Acquiring Fund is to seek high current income. The Acquiring Fund primarily invests in U.S. Government Securities, and it may also invest in mortgage-related securities and securities of foreign issuers. Both Funds seek high income from investments in debt securities; currently both Funds are substantially invested in debt securities issued by governments and government-related entities.

II. The Plan of Reorganization.
    ---------------------------

     Subject to the terms and conditions set forth in the Plan, the Company on behalf of the Acquired Fund shall transfer all of the assets of the Acquired Fund, and assign all Assumed Liabilities (as hereinafter defined) to the Acquiring Fund, and the Trust on behalf of the Acquiring Fund shall acquire all such assets, and shall assume all such Assumed Liabilities, upon delivery to the Company on behalf of the Acquired Fund of Acquiring Fund Shares having a net asset value equal to the value of the net assets of the Acquired Fund transferred (the "New Shares"). "Assumed Liabilities" shall mean all liabilities, including all expenses, costs, charges and reserves, reflected in an unaudited statement of assets and liabilities of the Acquired Fund prepared as of the close of business on the Valuation Date (as hereinafter defined), determined in accordance with generally accepted accounting principles consistently


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                          GOODWIN, PROCTER & HOAR LLP


State Street Research Financial Trust
State Street Research Portfolios, Inc.
March 14, 1997
Page 3



applied from the prior audited period. The net asset value of the New Shares and the value of the net assets of the Acquired Fund to be transferred shall be determined as of the close of regular trading on the New York Stock Exchange on the business day next preceding the Closing (the "Valuation Date") using the valuation procedures set forth in the then current prospectus and statement of additional information of the Acquiring Fund. All Assumed Liabilities of the Acquired Fund, to the extent that they exist at or after the Closing, shall after the Closing attach to the Acquiring Fund and may be enforced against the Acquiring Fund to the same extent as if the same had been incurred by the Acquiring Fund. In addition, at or prior to the Closing, the Acquired Fund shall declare a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to the Acquired Fund's shareholders all of the Acquired Fund's investment company income for all taxable years ending at or prior to the Closing (computed without regard to any deduction for dividends paid) and all of its net capital gains realized (after reduction for any capital loss carry-forward) in all taxable years ending at or prior to the Closing.

     At or as soon as practicable after the Closing, the Acquired Fund will be liquidated and the New Shares that have been delivered to the Company on behalf of the Acquired Fund will be distributed to the shareholders of the Acquired Fund, each shareholder to receive New Shares of the corresponding class equal to the pro rata portion of shares of beneficial interest of the Acquired Fund held by such shareholder as of the close of business on the Valuation Date. Such liquidation and distribution will be accompanied by the establishment of an open account on the share records of the Acquiring Fund in the name of each shareholder of the Acquired Fund and representing the respective pro rata number of New Shares due such shareholder. As soon as practicable after the Closing, the Company shall take all steps necessary to effect a complete liquidation of the Acquired Fund. As of the Closing, each outstanding certificate which, prior to the Closing, represented shares of the Acquired Fund will be deemed for all purposes to evidence ownership of the number of Acquiring Fund Shares issuable with respect thereto pursuant to the Reorganization. After the Closing, certificates originally representing shares of Class A or Class C of the Acquired Fund will be rendered nonnegotiable; upon special request and surrender of such certificates to State Street Bank and Trust Company as transfer agent, holders of these nonnegotiable certificates shall be entitled to receive certificates representing the number of Acquiring Fund Shares issuable with respect thereto. All Class B and Class D shares of the Acquiring Fund are held of record in book entry form and no certificates for such shares will be issued.



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                          GOODWIN, PROCTER & HOAR LLP


State Street Research Financial Trust
State Street Research Portfolios, Inc.
March 14, 1997
Page 4



     The Board of Directors of the Acquired Fund, including those Directors who are not "interested persons" of the Company as defined in the Act, has determined that the interests of existing shareholders of the Acquired Fund will not be diluted as a result of the transactions contemplated by the Reorganization and that the Reorganization would be in the best interests of the shareholders of the Acquired Fund. The Board of Trustees of the Trust has reached similar conclusions with respect to the Acquiring Fund and has also approved the Reorganization with respect to the Acquiring Fund.

III. Representations.
     ----------------

     The following representations have been made by the Trust, on behalf of the Acquiring Fund, and by the Company, on behalf of the Acquired Fund, with respect to the Reorganization:

     (a) As of the Closing, the fair market value of the Acquiring Fund Shares to which each shareholder of the Acquired Fund is entitled will approximately equal the fair market value of the shares of the Acquired Fund such shareholder will surrender.

     (b) As of the Closing, there will be no plan or intention by the shareholders of the Acquired Fund who own five percent (5%) or more of its stock, if any, and, to the best of the knowledge of the trustees of the Trust there will be no plan or intention on the part of the other shareholders of the Acquired Fund, to sell, exchange or otherwise dispose of a number of Acquiring Fund Shares received in the Reorganization that would reduce the Acquired Fund's Shareholders' ownership of the Acquiring Fund Shares to a number of shares having a value, as of the Closing, of less than fifty percent (50%) of the value of all of the formerly outstanding shares of the Acquired Fund as of the Closing. There will be no appraisal or dissenters' rights, and the Acquiring Fund will not pay cash in lieu of fractional Acquiring Fund Shares in connection with the Reorganization. Moreover, shares of the Acquired Fund that are sold, redeemed or disposed of prior to the Reorganization will be taken into account for purposes of this representation if such shares are sold, redeemed or disposed of in anticipation of the Reorganization. Acquiring Fund Shares acquired by the Acquired Fund's Shareholders that are sold, redeemed or disposed of after the Reorganization but pursuant to a pre-arranged plan also will be taken into account.

     (c) The Acquiring Fund will acquire at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Acquired Fund immediately prior to the Reorganization. For purposes


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                          GOODWIN, PROCTER & HOAR LLP


State Street Research Financial Trust
State Street Research Portfolios, Inc.
March 14, 1997
Page 5



of this representation, amounts, if any, paid by or on behalf of the Acquired Fund for reorganization expenses, amounts, if any, paid by the Acquired Fund to shareholders who receive cash or other property and all redemptions and distributions made by the Acquired Fund immediately preceding or in contemplation of the transfer will be included as assets of the Acquired Fund immediately prior to the Reorganization. However, (i) regular distributions and redemptions occurring in the ordinary course of the Acquired Fund's business as an open-end management investment company and (ii) distributions made to shareholders of the Acquired Fund prior to the Reorganization in order to pay out all of the Acquired Fund's (a) investment company taxable income (before the deduction for dividends paid under section 852(b)(2)(D)) and (b) net capital gain (after reduction for any capital loss carryover) will be excluded.

     (d) As of the Closing, the Acquiring Fund will have no plan or intention to redeem or otherwise reacquire any Acquiring Fund Shares issued in the Reorganization except as required by the Act.

     (e) As of the Closing, the Acquiring Fund will have no plan or intention to sell or otherwise dispose of any of the Assets of the Acquired Fund acquired in the Reorganization, except for dispositions made in the ordinary course of business or to maintain its qualification as a regulated investment company under section 851.

     (f) As soon as practicable after the Closing, the Acquired Fund will, in pursuance of the Plan, distribute the Acquiring Fund Shares it receives in the Reorganization and its other properties, if any, and thereupon will cancel all of its issued and outstanding shares.

     (g) In no event will the Acquiring Fund dispose of assets that in the aggregate will result in less than fifty percent (50%) of the historic business assets of the Acquired Fund being used in the business of the Acquiring Fund. For purposes of this representation, assets disposed of by the Acquired Fund prior to and in anticipation of the Reorganization will be treated as part of the historic business assets of the Acquired Fund.

     (h) As of the Closing, there will be no intercorporate indebtedness existing between the Acquiring Fund and the Acquired Fund.

     (i) Each of the Acquired Fund and the Acquiring Fund has qualified as a separate association taxable as a corporation for federal income tax purposes under section 851(h) in each taxable year and will qualify as such as of the Closing.


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                          GOODWIN, PROCTER & HOAR LLP


State Street Research Financial Trust
State Street Research Portfolios, Inc.
March 14, 1997
Page 6



     (j) The Acquiring Fund has elected to be treated as a regulated investment company under section 851, has qualified as such for each taxable year and will qualify as such as of the Closing. The Acquired Fund has elected to be treated as a regulated investment company under section 851, has qualified as such for each taxable year and will qualify as such as of the Closing. In order (i) to ensure continued qualification of the Acquired Fund as a regulated investment company for federal income tax purposes and (ii) to eliminate any tax liability of the Acquired Fund arising by reason of undistributed investment company taxable income or net capital gain, the Acquired Fund has declared or will declare and will pay to its shareholders of record on or prior to the Closing a dividend or dividends that, together with all previous such dividends, shall have the effect of distributing (i) all of its investment company taxable income for the last full taxable year of the Acquired Fund and any subsequent short taxable year ending on the Closing (computed without regard to any deduction for dividends paid) and (ii) all of its net capital gain realized in the final full taxable year of the Acquired Fund and any subsequent short taxable year ending on the Closing (after reduction for any capital loss carryover).

     (k) The expenses incurred in connection with entering into and carrying out the provisions of the Plan, whether or not the Reorganization is consummated, will be shared evenly by the Acquired Fund and the Acquiring Fund. All such expenses will be solely and directly related to the Reorganization. No cash will be transferred from the Acquiring Fund to the Acquired Fund for the purposes of paying any reorganization expenses of the Acquired Fund. The shareholders of the Acquired Fund and the Acquiring Fund will pay their own expenses, if any, incurred in connection with the Reorganization.

     (l) As of the Closing, the Acquiring Fund does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any shares of the Acquired Fund.

     (m) The liabilities of the Acquired Fund to be assumed by the Acquiring Fund and the liabilities to which the transferred assets of the Acquired Fund will be subject, if any, have been incurred by the Acquired Fund in the ordinary course of its business.

     (n) The fair market value of the assets of the Acquired Fund to be transferred to the Acquiring Fund equals or exceeds the sum of the liabilities to be assumed by the Acquiring Fund plus the amount of liabilities, if any, to which the transferred assets will be subject.



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                          GOODWIN, PROCTER & HOAR LLP


State Street Research Financial Trust
State Street Research Portfolios, Inc.
March 14, 1997
Page 7



     (o) As of the Closing, neither the Acquiring Fund nor the Acquired Fund is under the jurisdiction of a court in a Title 11 or a similar case within the meaning of section 368(a)(3)(A).

     (p) The Acquired Fund has not distributed and will not distribute to its shareholders in pursuance of the Plan any "appreciated property" within the meaning of section 361(c)(2).

     (q) Shareholders of the Acquired Fund will not be in control (within the meaning of section 368(a)(2)(H) and section 304(c)) of the Acquiring Fund after the Reorganization.

IV. Opinion.
    --------

     Based upon the foregoing, it is our opinion with respect to the Reorganization that:

     (i) The transfer of all or substantially all of the Acquired Fund's Assets solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Assumed Liabilities of the Acquired Fund, and the distribution of such Shares to the shareholders of the Acquired Fund, will constitute a "reorganization" within the meaning of section 368(a)(1)(C). The Acquiring Fund and the Acquired Fund are each a "party to a reorganization" within the meaning of section 368(b).

     (ii) No gain or loss will be recognized by the Acquired Fund on the transfer of the Acquired Fund's Assets to the Acquiring Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Assumed Liabilities of the Acquired Fund or upon the distribution of the Acquiring Fund Shares to the Acquired Fund's Shareholders in exchange for their shares of the Acquired Fund.

     (iii) The tax basis of the Acquired Fund's Assets acquired by the Acquiring Fund will be the same to the Acquiring Fund as the tax basis of such Assets to the Acquired Fund immediately prior to the Reorganization, and the holding period of the Assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which those Assets were held by the Acquired Fund.

     (iv) No gain or loss will be recognized by the Acquiring Fund upon the receipt of the Assets of the Acquired Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Assumed Liabilities of the Acquired Fund.



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                          GOODWIN, PROCTER & HOAR LLP


State Street Research Financial Trust
State Street Research Portfolios, Inc.
March 14, 1997
Page 8


     (v) No gain or loss will be recognized by shareholders of the Acquired Fund upon the receipt of the Acquiring Fund Shares by such shareholders, provided such shareholders receive solely Acquiring Fund Shares (including fractional shares) in exchange for their Acquired Fund's Shares.

     (vi) The aggregate tax basis of the Acquiring Fund Shares, including any fractional shares, received by each shareholder of the Acquired Fund pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund's Shares held by such shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund Shares, including fractional shares, to be received by each shareholder of the Acquired Fund will include the period during which the Acquired Fund's Shares exchanged therefor were held by such shareholder (provided that the Acquired Fund's Shares were held as a capital asset on the date of the Reorganization).

     This opinion has been issued to and may be relied upon solely by the addressees hereof in connection with the consummation of the transactions contemplated by the Plan.


                                        Very truly yours,

                                        /s/ Goodwin, Procter & Hoar LLP

                                        GOODWIN, PROCTER & HOAR LLP